OPTION AGREEMENT

By this private instrument (hereinafter generally referred to as “Agreement”), the parties:

(1)           REGINALDO LUIZ DE ALMEIDA FERREIRA – ME, an individual company constituted and existing under the laws of the Federative Republic of Brazil, with its principal place of business located in Fazenda Bom Jardim, at Rodovia BR-070. Km 20, City of Nossa Senhora do Livramento, State of Mato Grosso, enrolled with the General Taxpayers’ Registry (“CNPJ/MF”) under No. 08.838.089/0001-71, (hereinafter generally referred to as “Reginaldo”);

RESOURCE HOLDINGS, INC., a company constituted and existing under the laws of the United States of America with head offices at 11753 Willard Avenue, California 92782, USA, herein duly represented by its attorney-in-fact MICHAEL CAMPBELL, American citzen, married, businessman, bearer of American passport No. 460934290, enrolled with the CPF/MF under No. 234.378.188-56, resident and domiciled at 11753 Willard Avenue, Tustin, California 92782, USA, hereinafter simply referred to as “RHI” (RHI and Reginaldo hereinafter generally referred jointly to as “Parties” or individually as “Party”); and

(3)           West Ventures, LLC, an investment fund constituted and existing under the laws of the United States of America, with its principal place of business located at 152 West 57th Street, 54th Floor, in the City of Mew York, State of New York, herein represented by its undersigned attorney-in-fact (hereinafter generally referred to as “West Ventures”) as intervening party.

RECITALS

(A)          Shortly after execution of this agreement West Ventures will extend a loan finance to RHI in the amount of USD 11,400,000.00 (eleven million and four hundred thousand US dollars) (“Funds”) for the development of its business in Brazil by means of a Senior Secured Note Agreement (“Finance Agreement”);

(B)           The Funds to be sent RHI will be used to, among other things, loan funds to Reginaldo (“Loan Agreement”), for the subsequent use as working capital, construction expenses and the purchase of equipment and machines for the development of its activities relating to the ore extraction;

(C)          Reginaldo has a permission issued by the National Department of Mineral Production (Departamento Nacional de Produção Mineral - “DNPM”) to explore ore at the Fazenda Bom Jardim, Rodovia BR-070. Km 20, in the city of Nossa Senhora do Livramento, State of Mato Grosso (“Farm”), and is the owner of the mines located in the Farms and registered at DNPM under no. 866.592/2007, for an area of 38.94 hectares, 866.597/2007, for an area of 50 hectares, 866.600/2007, for an area of 50 hectares, and 866.601/2007, for an area of 50 hectares (“Ore Properties”);

(D)          As a result of the foregoing, Reginaldo decided to grant RHI an option to fifty percent (50%) of the net income of all ore activities performed in Ore Properties, which will be by the terms of this Agreement.

The Parties hereby agree to enter into this Agreement, which shall be governed by the following terms and conditions:

1	DEFINITION

1.1           All terms and expressions defined or utilized in this Agreement shall have the same meanings ascribed to them in this Agreement whenever they are used in any other instrument or document delivered or prepared with regard to this Agreement, except as otherwise provided in such instrument or document.

1.2           All references in this Agreement to this Agreement, any other security document or any other agreement shall be construed as references to this Agreement, such security document or such other agreement as the same may from time to time be amended, supplemented, restated, modified or refinanced.

2	GRANTING OF AN OPTION

2.1           By this instrument and under the terms of the law, Reginaldo grants in favor of RHI an option (the “Option”) over fifty percent (50%) of the net income of all ore activities performed in Ore Properties, from future exploration, ore extraction, waste processing and all mining and processing equipment, which may be exercised in accordance with the terms and conditions set forth herein:

(a)           Characteristics: the Option grants RHI the right, but not the obligation, to convert the credits resulting from the Loan Agreement in consideration for the receipt of quotas, shares or any other type of capital interest in a company that will allow it to have fifty percent (50%) share on all ore activities performed in Ore Properties, from the ore extraction, waste processing;

(b)           Condition: the Option may be exercised by RHI at any time from and after the occurrence and during the continuance of an Event of Default (defined herein as an occurrence of an event of default,  event of termination, or similar event in the Finance Agreement or Loan Agreement, as the case may be);

(c)           Exercise: to exercise the Option, RHI shall send  a notice to Reginaldo of (i) its desire to exercise the Option and (ii) that such exercise is occurring at a time from and after the occurrence and during the continuance of an Event of Default. The exercise of the Option is subject to the prior written consent of West Ventures.

2.2           The Parties acknowledge and agree that the responsibilities and approval/discretionary rights of RHI hereunder are subject to RHI’s obligations under the Finance Agreement.

3	EXERCISE OF THE OPTION AND IMPLEMENTATION OF THE NEW CORPORATE STRUCTURE

3.1           Subject to the prior written consent of West Ventures, upon sending a notice to Reginaldo of the occurrence and continuance of an Event of Default, RHI will have the right, but not the obligation, to convert the credits resulting from the Loan Agreement in consideration for the receipt of quotas, shares or any other type of capital interest in a company that the Parties will create, which will allow RHI to have fifty percent (50%) share on all ore activities performed in Ore Properties, from the exploration, ore extraction, waste processing.

3.2           To implement the above provision, the Parties agree to organize a new company pursuant the laws of Brazil, in the form of a limited liability company (“Limitada”), in accordance with art. 1052 et. seq. of the Brazilian Civil Code (“New Company”), and perform the following contributions to the new company:

(a)           In consideration for the 50% of the share capital of New Company, Reginaldo shall contribute/ transfer to the new company, all the ore activities in Ore Properties, waste processing equipment and machinery to exploit, process, package, research and develop the Ore Properties, exempted from any burdens prior to the incorporation of the New Company,.

(b)           In consideration for the 50% of the share capital of New Company, RHI shall convert all its credits under the Loan Agreement which title shall be owned by the new company.

(c)           The share capital in the New Company owned by RHI shall entitle it to fifty percent (50%) of the net income of all ore activities performed in Ore Properties, from ore extraction, waste processing and any and all exploration.

3.3           Alternatively, at the exclusive option of RHI, with the prior written consent of West Ventures, the Parties may implement a sociedade por conta de participação in accordance with art. 991 et. seq. of the Brazilian Civil Code. In this case, the same principles relating to contribution to and division of the share capital, mutatis mutandi, will be applicable.

3.4           The Parties acknowledge and agree that the responsibilities and discretionary approval/rights of RHI hereunder are subject to RHI’s obligations under the Finance Agreement.

3.5           Reginaldo constitutes and appoints RHI and West Ventures as its lawful attorneys-in-fact, by means of a power of attorney in the form of Exhibit I, with full power and authority to, acting individually, in the name of Reginaldo, enter into any document and carry out all measures required to implement the acts described herein.

3.6           All expenses incurred with respect to the registrations, filings and other formalities described in this Clause shall be borne by Reginaldo, even if they have been done by RHI or West Ventures.

4	REPRESENTATIONS AND WARRANTIES OF REGINALDO

Reginaldo represents and warrants to RHI and West Ventures, on the date of this Agreement and on any other date when such representations and warranties are required to be made or deemed to have been made under this Agreement (or any amendment thereto) or any other relevant agreement, the following, without prejudice to the representations and warranties made in the Finance Agreement, Loan Agreement and in any other document related to them:

4.1           Reginaldo is an individual company validly organized and existing under the laws of Brazil, is duly qualified to do business and is in good standing;

4.2           Reginaldo has obtained all necessary corporate authorizations to execute and deliver this Agreement;

4.3           the execution and performance of this Agreement by Reginaldo shall not violate any provision of its organizational documents and corporate documents, and shall not constitute a violation or a breach of any material agreement to which such Reginaldo is a party;

4.4           there are no options, acquisition rights or any other arrangements for the assignment or acquisition of the Ore Properties;

4.5           Reginaldo is the legitimate owner of the Ore Properties, and such Ore Properties are free and clear of any disputes, liens, encumbrances, debts or doubts, except for those created or provided for in this Agreement. The Ore Properties are located in the City of Nossa Senhora do Livramento, State of Mato Grosso at Fazenda Bom Jardim, Rodovia BR-070, km 20.

5	SPECIFIC COVENANTS OF REGINALDO

For as long as this Agreement is in full force, Reginaldo irrevocably undertakes to comply with the following obligations, without prejudice to the obligations attributed to it in any other agreement related to the mining operation in the Ore Properties:

5.1           Reginaldo shall not (i) create, incur or permit to be created any liens, encumbrances or options in favor of, or at the request of, any person on the Ore Properties or any rights thereon; or (ii) grant or promise to grant any rights over, sell, assign, transfer, exchange, dispose of, or in any other way dispose of the Ore Properties;

5.2           Reginaldo shall pay, before any fines, penalties, interest or expenses arise, all taxes, duties and other charges currently or in the future levied on the Ore Properties, and shall pay or cause to be paid all taxes, duties, charges and claims that, if unpaid, could reasonably be expected to give rise to the creation of a lien on the Ore Properties, or shall take the necessary actions to prevent the creation of any such lien on the Ore Properties;

5.3           Reginaldo shall, upon reasonable request of West Ventures or RHI, as the case may be, promptly furnish to West Ventures and RHI all information and supporting documents with regard to the Ore Properties, to verify compliance by Reginaldo with the provisions of this Agreement;

5.4           Reginaldo shall maintain and preserve all rights created hereunder and shall promptly notify West Ventures and RHI of any event, fact or circumstance, including, without limitation, any decision, suit, claim, investigation or change in laws (or in the interpretation thereof) or, to the best of its knowledge, any threatened event, fact or circumstance, which in either case could reasonably be expected to affect the validity, legality of the rights created hereunder;

5.5           Reginaldo shall not enter into any agreement or take any other action that could reasonably be expected to restrict, reduce or otherwise adversely affect the rights of West Ventures or RHI under this Agreement, including, without limitation, the right to sell or dispose of the Ore Properties;

5.6           Reginaldo shall (i) preserve and maintain its legal existence, and (ii) continue to conduct its business as presently conducted and in compliance in all material respects with all applicable laws, permits, licenses and governmental authorizations.

5.7           If necessary for the implementation of the provisions of this Agreement, Reginaldo shall convert its current permission from the DNPM for an authorization or concession, whatever fits best to the structure proposed herein, at the discretion of RHI (subject to its obligations under the Finance Agreement).

6	INDEMNIFICATION

6.1           RHI and West Ventures will not be liable for any loss or damage which is suffered by Reginaldo.

6.2           Reginaldo will indemnify RHI and West Ventures, as the case may be, against any losses, claims, expenses and liabilities which may be made against or reasonably incurred by them or any of its agents for anything done or omitted in the exercise or purported exercise of the powers herein contained or occasioned by any breach of Reginaldo of any of its obligations or undertakings herein contained.

7	GOVERNING LAW AND JURISDICTION

7.1           This Agreement shall be governed by the laws of the Federative Republic of Brazil.

7.2           The Parties hereby elect the courts of the City of Cuiabá, State of Mato Grosso, as competent to judge any lawsuit or proceeding aiming at resolving any dispute or controversy arising from this Agreement, without prejudice to any other Court that may have jurisdiction over it.

8	NOTICES

All notices and other communications provided hereunder shall be in writing and addressed, delivered or transmitted to the address or facsimile number set forth below, or at such other address or facsimile number as may be designated by any Party in a notice to the other Parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when the confirmation of transmission thereof is received by the transmitter.

Reginaldo:

Av. Rubens de Mendonça, 2254, Ed. American
Business Center, sala 604, Jardim
Aclimação, CEP 78050-000 Cuiabá – MT –
Brazil
Attn: Raquel Cristina Rockenbach       Bleich
E-mail: mineracaoabdala@hotmail.com
Phone: 65 3029-2743
Facsimile: 65 3029-2743

RHI:

11753 Willard Avenue
Tustin, CA 92782
USA
Attn: Michael Campbell
E-mail:
mc@resourceholdingsinc.com
Phone: 1 (714) 832-3249
Facsimile: 55 (65) 3322-2881 7

West Ventures:

152 West 57th Street, 54th Floor
New York, NY  10019
Attn:           Ari Hirt
E-mail: ahirt@platinumlp.com
Phone: 212-581-0500
Facsimile: 212-581-0002

9	MISCELLANEOUS

9.1           Any amendment to this Agreement shall be made in writing and shall be executed jointly by the Parties.

9.2           This Agreement is irrevocable and shall bind the Parties and inure to the benefit of their relevant successors and assignees for any reason.

9.3           All exhibits to this Agreement, after being initialed by the Parties, shall be an integral part hereof. If, however, there is any inconsistency between this Agreement and any of its Exhibits, the provisions of this Agreement shall prevail.

9.4           Reginaldo shall not assign or transfer, in full or partially, this Agreement or any obligation hereunder without the prior written consent of West Ventures (to which RHI hereby acknowledges and agrees).

9.5           This Agreement may only be assigned or transferred by RHI with the prior written consent of West Ventures, and such successor or assignee will be entitled to all of the rights and remedies of RHI as set forth in this Agreement or in other related agreements.

9.6           No provision of this Agreement may be deemed as a waiver or amendment to any other provision of the Finance Agreement and Loan Agreement.

9.7           The Parties acknowledge that (a) the partial exercise or non-exercise, the extension of terms, the tolerance or omission in respect of the exercise of any right, power or privilege granted to any Party hereto and/or by law shall not constitute novation, relinquishing or waiver of such right, power or privilege, nor shall it prevent their exercise, and (b) the relinquishing or waiver of any such right shall be interpreted restrictively and shall not be deemed as the relinquishing or waiver of any other right granted to the Parties herein.

9.8           If one or more provisions contained in this Agreement shall be deemed invalid, illegal or unenforceable in any aspect whatsoever, the validity, legality or enforceability of the other provisions hereunder shall not be affected or hindered in any way as a result of such fact. The Parties shall negotiate in good faith the replacement of any invalid, illegal or unenforceable provisions by valid provisions, the effect of which come as close as possible to the operational and economic effects of the invalid, illegal or unenforceable provisions.

9.9           This Agreement is being executed simultaneously in English and Portuguese. In the event of any conflict or inconsistency between the English and Portuguese language versions, the Portuguese language version shall prevail.

IN WITNESS WHEREOF, the Parties execute this Agreement in the presence of the two undersigned witnesses.

Cuiabá, September 21, 2011

/s/ Reginaldo Luiz de Almeida Ferreira
REGINALDO LUIZ DE ALMEIDA FERREIRA – ME

/s/ Michael Campbell
RESOURCE HOLDINGS, INC

/s/ Roberto Barros, by Power of Attorney
West Ventures, LLC

Witnesses:

1
Name:
I.D.:

2
Name:
I.D.:

Exhibit I

Power of Attorney

By the present instrument, REGINALDO LUIZ DE ALMEIDA FERREIRA – ME, an individual company constituted and existing under the laws of the Federative Republic of Brazil, with its principal place of business located in Fazenda Bom Jardim, at Rodovia BR-070. Km 20, City of Nossa Senhora do Livramento, State of Mato Grosso, enrolled with the General Taxpayers’ Registry (“CNPJ/MF”) under No. 08.838.089/0001-71, herein represented by its legal representative (the “Grantor”), hereby appoints as its attorneys-in-fact: (i) WEST VENTURES, LLC, an investment fund constituted and existing under the laws of the United States of America, with its principal place of business located at 152 West 57th Street, 54th Floor, in the City of Mew York, State of New York, represented by its undersigned attorney-in-fact (“West Ventures”); and (ii) RESOURCE HOLDINGS, INC., a company constituted and existing under the laws of the United States of America with head offices at 11753 Willard Avenue, California 92782, USA, hereinafter simply referred to as (“RHI” and, together with West Ventures, the “Grantees”), as a result of an Option Agreement executed among the parties, with powers to, individually, on behalf of the Grantor, do the following in the Federative Republic of Brazil:

(1) to represent the Grantor as a partner in a company to be incorporated, be it a limited liability company or special partnership (sociedade em conta de participação) and of which the Grantor may become a partner.

(2) signing all related agreements and deeds,  subsequent amendments thereto, including all the necessary acts to the formation of any such company or its corporate reorganization, including requesting reports for the evaluation of assets and credits to be capitalized into the company.

(3) to attend and vote for, in the name of Grantor, in all and any meetings and deliberations to be entered into or to be held by in connection with the company that will be incorporated and sign all the respective documents, including approving subscription and payment of capital (including with assets and credits) and amendments to the incorporation document pursuant to the Brazilian Civil Code.

(4) to represent the Grantor before any and all federal, state or municipal authorities and before any third parties in general, including, but without limitation, Civil and Commercial Registries, Registries of Deeds and Documents, and the Central Bank of Brazil, with full powers to sign any incorporation documents and subsequent amendments and ratifications, petitions, forms and any other documents as required for the registration, organization and operation of such companies.

(5) to appoint officers of such companies.

(6) to deal with and solve any and all matters vis-à-vis the Federal Revenue Office, with powers to (a) appear before the Federal Revenue Office, as regards the enrollment with the Federal Taxpayers Registry of Legal Entities (“CNPJ/MF”), to execute, deliver and withdraw documents, forms, applications, petitions, to receive and grant information and to take any and all action necessary for enrollment with the CNPJ/MF, its reactivation, change of data, cancellation and other acts required by the Federal Revenue Office, and (b) receive service of process and summons addressed to the Grantor in connection with the CNPJ/MF enrollment, undertaking to immediately submit to the Grantor the content and terms of the referred service of process and summons; and

(7) take any measures, sign any documents in relation to the terms of the Option Agreement that are necessary or convenient for the completion of the purposes of the Option Agreement.

(8) represent the Grantor before any authority, agency, body or governmental department (in particular de National Department for Mineral Production), private or public companies., registries of deeds and documents, board of commerce, keep conversations with such entities, bodies and departments and request documents and certificates or any other related document with the Option Agreement.

(9) in general, to perform all acts required for the full compliance with this power of attorney and delegate these powers to any third parties, with reservation of powers.

This power of attorney shall remain valid until effective incorporation and registration of the new company in accordance with Clause 3 of the Option Agreement, and it's granted as irrevocable and irreversible character, in accordance with Articles 684 and 685 of the Brazilian Civil Code.

This power of attorney is executed in both English and Portuguese and, in case of any language conflict, the Portuguese version shall prevail.

Cuiaba, September 21, 2011

REGINALDO LUIZ DE ALMEIDA FERREIRA – ME